INVESTOR RELATIONS CONSULTING AGREEMENT

投资者关系咨询服务合同书

THIS CONSULTING AGREEMENT (“Agreement”) is made this 1st day of April 2009, by and between Chengdu Tianyin Pharmaceutical Co. Ltd. (NYSE Alternext: TPI), (hereinafter referred to as the “Company” or Tianyin), and Hayden Communications International, Inc., a Florida Corporation (hereinafter referred collectively as the “Consultant” or “HC”).

此协议在成都天银制药公司 (NYSE Alternext: TPI)（在此称为“公司”或者“天银”）与海顿咨询国际公司（成立于美国佛罗里达，这里称为”Consultant” 或者”HC”）之间于2009年4月1日生效。

EXPLANATORY STATEMENT  协议解释

 The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

海顿公司确认已经向成都天银制药公司证明其在金融和公关咨询方面的专长，而且拥有企业财务，公司投资者关系和公共关系方面的知识和经验。天银公司相信会受益于海顿公司的专业知识，专长，和经验，公司期待在此协议条款下使用海顿公司的咨询服务。

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

因此，现在考虑到双方的协议和在此的立约，以及在此包含的其他有价值的考虑，兹承认经过进一步的了解，以及下面双方的签字，双方同意如下条款：

I.	Consulting Services	咨询服务

1.1           HC agrees that for a period of twelve (12) months commencing April 1, 2009, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company as it relates to financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HC has knowledge or expertise.   The Consultant will also be available during off office hours for emergency and urgent matters

海顿公司同意从2009年4月1日开始的12个月内，成都天银制药公司将合理的在正常商业时间内获得海顿公司关于公司所在行业和商业，金融市场，竞争者，商业并购和其他方面的咨询，建议。海顿公司会在非正常工作时间对天银公司提供紧急事件的咨询，建议。

1.2           HC shall render services to the Company as an independent contractor, and not as an employee.   All services rendered by HC on behalf of the Company shall be performed to the best of HC’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors, including revising Tianyin investment story and highlights; building and maintaining relationships with supporters of the stock, including institutional investors and sell-side analysts; increasing the Company participation in investment conferences focused on the pharmaceutical industry or small-cap companies in emerging markets; achieving a fair market value for the Company’ stock; significantly increasing the Company’ s exposure in the market.

海顿公司作为独立的合同方而不是雇员给公司提供服务。海顿公司必须尽最大能力给公司提供服务包括公司整体的商业计划与公司管理层和董事会的目标 ，包括详细阐述投资成都天银制药公司的情况和要点，建立和维持与股票支持者包括机构投资者，买方分析师和卖方分析师的关系，增加公司参加聚焦于国际小型公司的投资会议，为公司股价获得一个合理的市场价值，极大的提高公司在资本市场的知名度。

II.	Scope of Services, Programs and Deliverables
           服务、策划和活动范围

HC International, Inc. (HC) will develop, implement, and maintain an ongoing stock market support system for Tianyin with the general objective of expanding awareness in Tianyin among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

海顿国际将开发，实施并维护天银公司的股票市场系统，目标是扩大公司股票在股东，分析师，中小基金经理，做市商和财经金融出版物当中的知名度。

1.           INVESTMENT COMMUNITY AWARENESS    拓展客户在专业投资机构中的知名度

A.
Introductions to professionals at select firms, with a focus on members of the Financial Community in various geographic regions, both in the United States and Asia. The targeted group of professionals, which would be drawn from our proprietary database of contacts will be a subset of the following:

1.	Over 15,000 Equity Brokers
2.	Over 750 Analysts (700 Buy-Side and 50 Sell Side), both generalists and industry specialists.
3.	Over 3,000 Micro-Cap Portfolio/Hedge Fund Managers

4.	Over 100 Market Makers (both retail and wholesale)
5.	Financial, Trade and Industry Publications
B.
Introductions to an expanded group of fund managers and analysts (buy and sell side) beyond our current database through the utilization of both Big Dough subscription service and other on-line tools such as StreetWise, etc.

C.
Introductions to High Net-Worth accredited investors who build positions in China based, micro-cap companies and are familiar with other quality companies, which HC currently and previously represented.

D.
Broker conference calls/meetings arranged by HC in select cities (and at compatible times) with top management at Tianyin on a Quarterly basis. The following cities encompass locations we typically travel to for Road Shows - New York, Boston, Dallas, Houston, Denver, Atlanta, Phoenix/Scottsdale, Milwaukee, Cleveland, Chicago, Minneapolis, Southern Florida, Southern California, and San Francisco.  HC will seed markets prior to effectuating road shows and will only incorporate areas of significant interest. Other interested parties can be introduced via conference calls.

E.	Road Show assistance in China – facilitate key meetings and road shows at Tianyin facilities and/or China based institutional road shows.
F.	All interested parties will be continually updated of Client’s progress via phone conversations and through our fax/e-mail list for news releases.
G.
Featuring Tianyin in future editions of the HC International Newsletter which is distributed to over 7,500 professional and high-net worth investors on a quarterly basis. Each feature includes a summary of each respective client’s operating activities along with insightful industry commentary to help investors embrace the investment opportunity and thesis. HC does not provide specific investment recommendations or advice but rather the facts by utilizing public information for its publication.

H.
HC will screen all investment firms for upcoming financial conferences, which would be appropriate for Tianyin. HC will work through the proper channels with the goal of receiving invitations for management to present at those relevant conferences.

A.	对我们服务最重要的是海顿将帮助高级管理层了解建立保守态度的重要性并且不同的公司行为可能被感觉或者影响公司在金融市场的情况。海顿有能力帮助获取兼并对象，讨论对公司的财务影响和长期对公司的影响。

2.	至少750个分析师（700个买方分析师和50个卖方分析师），既有行业分析师也有通用分析师。
3.	至少3000多个中小股票基金经理和对冲基金经理
4.	超过100个做市商(既包括零售也有批量交易的经纪人)。
5.	金融, 交易和商业出版物
B.	另外海顿将通过如Big-Dough和streetwise这样的服务为公司介绍不在我们数据库中的其他的基金经理和分析师（买方和卖方）。
C.	介绍高资产投资人，并且愿意投资在中国小型公司股票，而且熟悉海顿现在或者以前代表过的中国公司。
D.	由HC安排的公司管理层每个季度在特定城市（合适的时间）与经纪人的电话会议和面对面会议。每年海顿安排会晤会议的城市有：纽约，波士顿，达拉斯，休斯敦，丹佛，亚特兰大，菲尼克斯，米尔沃基，柯里夫兰，芝加哥，明尼阿波利斯，南佛罗里达，南加州，旧金山。海顿国际会在路演前分析整理并安排最佳方案并且只包括对公司最有成效的路演地区，其他地区的介绍将通过电话会议进行。
E.	帮助在中国的路演 — 海顿的管理层将会帮助在天银公司举行关键会议和在中国的路演。
F.	所有有兴趣的投资人都将通过电话会议和传真、邮件方式获取公司的进展情况和新闻通告。

G.	把天银列入海顿公司每季度一版的海顿客户期刊中，海顿客户期刊将被发送到7,500多个专业人士和资本雄厚的投资者手中。海顿客户期刊包含海顿客户的运营总结，并附有建设性意见的行业说明，以帮助投资者更好地把握投资机会。海顿不提供投资推荐，但海顿会根据公开发表的信息提供事实和数据。
H.	海顿将关注所有即将召开的金融会议，从中关注适合天银公司的投资机构。 海顿将和合适的渠道一起，为客户的管理团队寻找机会，在合适的金融会议上进行推介。

2.           SHAREHOLDER COMMUNICATIONS     股东沟通

A.
Understand the financials and all operating metrics of the company in detail, facilitating interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence. This activity enables management to focus on executing its business plan.

B.
Handle investor requests for timely information via the telephone and e-mail. HC will have a knowledgeable associate available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This helps shareholder retention by showing that the Company is shareholder friendly and proactive in its communication efforts.

C.
Contact shareholders on a quarterly basis and gather perception feedback on their views of how the business is evolving and management’s execution relative to expectations. Open dialogue, expand and update database and keep key investors informed once material developments are reported

D.
Host Quarterly Conference Calls to accompany the earnings release. HC will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors. These will be especially important as these will represent some of the first interactions between the Company and a broader investor audience.

A.	全面了解客户的财务数据和运营策略，促进与现有投资人和潜在投资人的互动，传递必要的信息，协助专业人士完成调查研究。这将帮助管理层获得更多的时间来执行相关的业务计划。
B.	通过电话和电子邮件及时处理来自投资者的询问和意见。海顿将在市场交易时间里安排一个熟悉客户的经验丰富的工作人员回答所有投资者的询问，并定期更新股东数据。海顿的工作能够帮助显示公司对股东非常友好，愿意花费精力积极与股东进行交流。
C.	每季度联系股东一次，收集来自股东对公司发展和管理团队执行能力的反馈意见。开展对话，扩大和更新数据库，当公司发生重大事件，及时通知主要股东。
D.	组织协调季度盈利发布的季度电话会议，海顿将协助公司准备季度电话会议的文稿，并保证公司对股东的一致性。这是非常重要的,因为这是公司和投资者的最初的广泛互动。

3.	MEDIA RELATIONS 媒体关系

Financial Newsletter and Business Publication campaign. HC will work through our media contacts, which include financial newsletters to solicit “Buy Recommendations” for Tianyin. These publications maintain a paid subscription base of investors focused mainly on micro cap stocks and do not solicit compensation for coverage. A “Buy Recommendation” can produce a great deal of new investor interest and lends third party support and opinion.  There are several newsletters which have initiated China coverage and will focus on those initially. Additionally, we will make introductions to appropriate editors at business publications where we have relationships including Business Week, Fortune, Investors Business Daily, Wall Street Journal, among others.

金融时事通讯和商业出版的活动。海顿将与海顿的媒体关系和金融期刊主编等合作，促进关于TPI股票的报道并列入更多的“购买建议”。这些金融时事通讯拥有一批付费的读者用户，这些用户主要是小型股票投资者并且对发布公司消息不寻求报酬。在这些金融期刊上的一个“股票购买建议”将会产生大量的新的投资者，而且还会获得第三方的支持和意见。其中一些期刊已开始包括中国市场的研究，这将是海顿最初的关注对象。另外我们还会介绍给与海顿有合作关系的商业出版物包括：商业周刊，财富杂志，每日投资，华尔街日报，以及其它一些出版物等等。

4.           THE FINANCIAL PRESS    财经新闻发布

A.
HC will assist senior management to draft and complete press releases on all material events as deemed by the Company. Management and corporate counsel will approve all releases before they are sent to the wire.

B.
HC will disseminate news releases electronically to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in Tianyin.

A.	海顿将协助公司高级管理人员起草并完成公司符合行业标准的重大新闻发布。在发布这些新闻前，所有这些新闻都将得到公司管理人员和咨询委员会的审核和认同。
B.	在公司的指导下，海顿 将通过传真和电子邮件的形式把客户的公司新闻发布给海顿数据库中的专业金融人士，主要包括：特殊情况分析师，经纪人，基金经理，个人投资者，财务管理经理，TPI公司现在的个人股东和有意愿投资公司的潜在股东。

4.
PUBLIC MARKET INSIGHT is utilized to assist senior management in understanding the dynamics and life cycle of the financial markets and most importantly how Tianyin is impacted directly and indirectly by different variables, including both macro and micro-economic events. The Team at HC leverages its collective expertise gained through representing over 200 public companies, in addition to industry experience gained through working on the “buy” and “sell-side” to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. This consulting aspect is extremely valuable for management to optimize key opportunities and to avoid pitfalls, which can carry long term significant implications. We will also take a key role in introducing and interviewing, if applicable, board members, consultants and other market professionals which will collectively help the company execute its growth plan.

金融市场洞察力 被用来引导和帮助高级管理团队理解金融市场的生命周期以及天银是如何直接或间接受其影响的。HC将利用已服务过的200多家客户所获得的经验，同时站在买方和卖方的角度来帮助我们的客户理解预期、公司价值评估、投资人士经常使用的投资理念等金融知识。我们相信这方面的咨询服务对公司的管理团队非常重要，因为可以帮助公司管理层更好地利用机遇，并防止公司发生一些失误和缺陷。我们将在需要的时候介绍和面试董事会成员，顾问和其他帮助公司执行增长计划得市场专业人士。

III.           AGENDA                                           日程

Paramount to our collective efforts, HC will educate senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HC has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications.

对我们服务最重要的是海顿将帮助高级管理层了解建立保守态度的重要性并且不同的公司行为可能被感觉或者影响公司在金融市场的情况。海顿有能力帮助获取兼并对象，讨论对公司的财务影响和长期对公司的影响。

A.
Spend significant time with management to outline business objectives and goals for 2009. Establish press release que’ with expected material events. Work with the CEO/Chairman/CFO to ensure constant and consistent communication and delegation of duties. Update investors on expansion project development, new product introductions, etc.

B.
Update two-page Corporate Profile and PPT accordingly.  HC will utilize proprietary research, feedback from conversations and meetings to incorporate and improve the Investor PowerPoint and message delivery.

C.
Assist and provide input for all corporate press releases including both creation and ongoing revisions.  We will assist by providing additional fact finding and other market research which will help the context and delivery of the message. THIS WILL BE AN ONGOING INITIATIVE AND OBJECTIVE

D.	Updated TPI information on our website - www.hcinternational.net while including in future quarterly editions of the HCI newsletter.
E.
Continue and expand outreach. Target brokers, micro-cap fund managers, Buy and Sell Side Analysts, and very high net worth investors which follow companies with a similar profile to TPI. Continue to follow-up. Secure analyst coverage.

F.
Book out Road Shows each Quarter – provide Intel on each contact prior to meeting and feedback post. Input all contacts into database, ensure adequate follow-up and assist with all due diligence requests.

G.
Update and conduct perception study with current and future shareholders to better understand current and future expectations. This information will be utilized in upcoming conference calls to ensure the company is proactive and prudent in setting the correct bar for investors to measure performance.

H.
HOST QUARTERLY EARNINGS CONFERENCE CALL - Incorporate feedback and key concepts into prepared remarks for the quarterly conference calls/develop script. Develop a list of most likely asked Questions during Q&A.  Schedule the call, including webcast and generate a press release to notify shareholders of conference call (it should be released at least 7 days prior to call date).

I.
Formalize and continually update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls. (ongoing).

J.
Target brokerage firms who hold conferences which would be applicable for “TPI”. Establish a goal of having management present in at least 3-4 conferences during 2009. These would be non-paid for and have high institutional attendance. We will also seek to have the Company included “sell-side” sponsored investor tours in the PRC.

K.	Target newsletter editors and publishers for a “Buy Recommendation”. Focus on Business Publications for appropriate stories on “TPI” products, competitive advantage and value proposition to investors.
L.
Host multiple events on behalf of its clients, including teach-in’s at brokerage firms across both the U.S. and Canada, speaking engagements that target investors and business professionals who are focused on China, and partnership with www.chinesefn.com to provide subscription module- “The Fundamental China Investor” which will include TPI.

A.	花时间与管理层讨论并描述2009年度商业目标。对将要发生的实质进展准备好新闻公报。与首席执行官/董事会主席/财务总监合作确定持续和一致的联系和代表责任。为投资者更新生产能力扩张项目和新产品的情况。
B.	更新两页内容的公司简介和PPT，HC将利用研究报告，会议和对话的反馈来改善投资者PPT和对TPI的介绍。
C.	为所有公司的新闻公告提供帮助和我们的修改，包括写初稿和修改稿。我们将帮助提供其他的内容发现和其他市场研究 来帮助新闻稿的内容和信息的传递。这将是一个持续的项目和目标。
D.	在我们的网站www.hcinternational.net 对TPI的介绍，将TPI包括在后续的HC客户期刊中。
E.	继续扩展推介活动，目标经纪人，投资小型公司股票的基金经理，买方和卖方分析师，关心类似TPI公司的大资本投资者并持续地跟进。获得分析师研究报告。
F.	预定每个季度的路演－在会议前提供每个参加会议的投资人的信息，在会后提供反馈。将所有联系人输入进数据库，保证足够的跟进和为他们的尽职调查提供帮助。
G.	更新和引导当前和将来股东的研究来更好的理解当前和将来的期望。这个信息将被用在将来的电话会议上来保证公司很积极并且谨慎的设定投资者对公司的期望。
H.	主持季度盈利电话会议－将综合反馈和关键点包括在季度电话会议的发言稿中。草拟一个最可能被问到的一个问题列表，确定电话会议的时间，包括网上直播和发布一个新闻报道来通知股东并鼓励他们参加电话会议（至少在电话会议前７天发布）。
I.	确定和持续更新数据库来保证所有新闻稿被传真／或者通过电子邮件发布给所有感兴趣的投资人，这包括与所有投资人的联系的纪录和电话来提醒所有投资人来参加电话会议。（持续进行）
J.	目标主持适合TPI的投资会议的经纪人公司，建立一个在2009年让管理层参加３－４次这种会议的目标，这些会议将是不用付费的，并且有很多投资人参加的。我们将寻求为公司获得卖方主持的在中国的巡回访问的参加邀请。
K.	目标新闻编辑和出版人获得“推荐买入”，关注于商业刊物发布关于TPI的产品，竞争优势和投资价值。
L.	海顿将代表客户进行以下活动，包括美国和加拿大经纪人公司路演，重点针对中国目标投资者和商务专业人士进行演讲活动，和与www.chinesefn.com形成合作伙伴关系并提供注册服务“中国价值投资”其中包括TPI的介绍。

On going                      持续的项目

A.	Continue with agenda based items to ensure continuity of Investor Relations Plan.
B.	Book a formal Road Show each quarter, preferably just after earnings are released.

A.	继续按照日程安排的项目进行并保证继续投资者关系的计划。
B.	在每个季度预定一个正式的路演，一般安排在季报年报刚公布以后。

Provide progress reports to senior management when appropriate. Evaluate achievements after the first 180 days and make changes where necessary. Many of the above items will occur simultaneously but certain items will have chronological priority over others. As Tianyin grows, we will recommend changes to the Agenda that compliment this growth.  As the company continues to execute its strategic plan by winning new customers and expanding its base of business we will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

适当的时候给高级管理层提供进展的报告。前180天评估工作成果并按照需要修改。上面很多项目都会同时发生，某些项目按时间顺序相比可能优于其他项目。随着天银的成长，我们将建议对工作方案进行修改，使之与发展相符。随着公司切入新的市场，继续执行这项战略方案，继续扩展，我们的目标也将面向更广大的机构投资者。在成长的每一阶段，HC都将把合适的市场措施纳入到工作方案中，取得最佳效果。

Assuming that management’s efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

* An increase in the number of financial professionals (including brokers, institutions and analysts) and individual investors well educated and knowledgeable about Tianyin: including senior management, the company’s products, as well as the current financial condition and growth opportunities.
* An increase in the number of articles printed in both trade and financial publications.
* An increase in the liquidity of the common stock.
* An increase in Tianyin market capitalization coupled with a broader, more diverse shareholder base.
* Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

假设通过管理层的努力最终会取得成功，扩大利润，那么这项金融沟通和强化计划的最终目的就是：

•	增加专业金融人士的数量（包括经纪人，机构投资者和分析人员），和个人投资者，这两类人士均熟悉天银公司：包括高级管理人员、公司的产品、当前的财务状况和增长机会。
•	增加在贸易和金融刊物上刊发的文章数量。
•	提高普通股票的流动性。
•	提高天银股票市值，同时扩大股东数量，实现股东的多元化。
•	获得合适和更好的资本市场,这将有助于今后的收购和周转需要。

IV.           TERM                      合同条款

This agreement shall remain in effect for a period commencing on the signature date and expires twelve months (365 days) from signing date.  In the event that HC commits any material breach or violation of the provisions of this Agreement, then, the Client has the right to terminate this agreement any time during the contractual period and/or any extension periods after the initial contractual period.  In addition, the Client will get a formal quarterly update of activities from HCI and has the right to terminate the agreement at the six and nine-month point if HC is unable to fulfill its obligations detailed in the formal agreement.  In the event of Termination by either party, Consultant shall be receive its Compensation due up to the date of Termination, including any cash compensation due and owing, any outstanding expenses and Options to the extent vested.

本协定应该在签署之日和从签署之日起为期十二个月(365天)的有效期内保持有效。如果HC出现重大违约或触犯任何违反本协定的条款,那么当事人都有权在契约期限的任何时间内和（或）在延长契约的期限的时候终止本协定。此外, 公司将在每个季度获得关于投资者关系活动的更新，, 若HC在正式协议中未能履行其义务当事人都有权在6个月和9个月的时间点终止合同。如果合同被任何一方中止，海顿应该获得到合同中止那一天的报酬，包括所有现金部分和拖欠的费用，以及到中止那天为止归属的期权。

V.           COMPENSATION                                                      报酬

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both Tianyin and HC in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of Tianyin for a period of 12 months, HC International, Inc. proposes the following compensation terms:

关于报酬,这是我们打算提出天银和HC双方都能接受的建议，为了实现我们共同的使命。基于在为期12个月内代表“TPI”成功完成任务，HCI 提出如下报酬条款

Cash and Equity

A.
Monthly consulting and services fee of $10,000 per month. Payment will be made within 7 days of the beginning of each billing period with the first payment due by March 1, 2009. Late balances will carry a 1.5% penalty per month. Wire is sent to:

A.	每个月的顾问和服务费$10,000，将在每个月的前７天内汇到海顿公司账户，第一个月服务费2009年3月1日开始，费用拖欠将有1.5%的罚款，电汇到账户：

Bank of America
Tampa, Florida
Swift Code: BOFAUS3N
ABA Routing #026009593
Credit to account: Hayden Communications International Inc.
Account #005566998525

B.
Equity: 75,000 options to purchase shares of restricted common stock (the “Options”), with an exercise price of $2.00 (the “Exercise Price”), exercisable for five years from the date of issuance. The Options shall vest and become exercisable at a rate of 18,750 Options every three months.  If the company terminates the agreement at the six or nine month point the options granted will be pro-rated through that date. The option agreement is to be sent in the name of Hayden Communications International, Inc. within 30 days of the formal contract signing. Attention, Jennifer Heady, 9734 Anchor Drive, Longs, SC 29568.  The Company hereby agrees to use its best efforts to register for resale the shares underlying the Options (the “Option Shares”) within one year from the date of issuance.  In the event (and only in the event) that, by 5:00 p.m. (Eastern Standard Time) on March 5, 2010, the resale of the Option Shares by the Consultant shall have not registered pursuant to an effective registration statement under the Securities Act, then the Consultant may exercise the Options in whole or in part by presentation and surrender of the Option to the Company at its principal executive offices, with a written notice (the “Exercise Notice”) of the Consultant’s intention to effect a cashless exercise, including a calculation of the number of share of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”).  In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the Consultant shall surrender the Options for that number of shares of Common Stock determined by multiplying the number of Option Shares to which such Holder would otherwise be entitled by a fraction (i) the numerator of which shall be the difference between (A) the VWAP of the Common Stock for the five (5) Trading Days  immediately prior to the date the Exercise Agreement shall have been delivered to the Company (the “Cashless Exercise Market Price”) and (B) the Exercise Price, and (ii) the denominator of which shall be the Cashless Exercise Market Price.

B.
股票：75000股限制普通股的认股权证，行权价格$2.00（执行价格），行权期限为５年。认股权证每三个月归属18750股并且生效，如果公司在6个月和9个月的时间点终止合同，权证将按照服务时间的比例归还部分，认股权证的合同应该在合同签署后的30天内授予海顿咨询国际公司，收信人为Jennifer Heady, 9734 Anchor Drive, Longs, SC 29568. 公司在此同意将尽力在一年内注册登记认股权证所包含的股份，如果（而且仅仅）2010年3月5日美国东部时间下午5点前，认股权证还没有被登记生效，海顿将向公司提交这些认股权证，包括一个书面通知，海顿将无现金执行全部或者部分认股权证，包括在根据以下无现金执行的条款执行这些认股权证时这些普通股的数目。如果是无现金执行，代替使用现金行权，海顿将放弃部分由认股权证数乘以(i)分子应该是普通股股价在执行合同传递给公司前5天的加权平均值（无现金行权市场价）和执行价的差，(ii)分母应该是无现金行权市场价。

Expenses:  Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis.  Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases.  Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up).  Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with Client authorization in writing prior to incurring any expenses.

费用: 只有客户通常会发生的费用才会按月要求客户支付。适用的报销项目包括：编写，打印和邮寄投资者文件包，新闻发布费用，传真新闻发布费用。任何需要增加复印或者打印份数的文件包都会根据实际发生的费用要求客户支付（无附加费用）。其它额外项目，例如经纪人午餐，飞机票，住宿费用，地面交通或媒体活动等在发生之前得到用户同意后应由客户支付。

Assuming HCI schedules at least four organized, formal Road Shows during 2009, creates and prints out formal investor packages, participates in at least 2 financial conferences and the Company issues at least 12 press releases to the wire, we would suggest budgeting a total of approximately $35,000-45,000 in hard costs for Investor Relations during the next twelve months. Actual costs could be less but we want to create a reasonable expectation for budgeting purposes.

假设海顿在2009年期间安排了至少四次的正式路演，编辑并打印了投资者的文件包，参与了至少两次金融会议，向新闻社发出了12篇新闻稿，我们建议未来十二个月内有大概有35,000－45,000美元的硬性成本预算。虽然实际发生的费用有可能比这个数目少些，但我们必须为客户做出合理和保守的估计。

VI.           Prior Restriction                                                      事先限制

HC represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HC from performing the services on behalf of the Company that HC is herein agreeing to perform.

HC 代表公司不受限，或者不受任何以前存在的或者实行后会对海顿公司的工作或者服务的表现带来不利影响合同或者包含任何规定的条款约束。

VII.           Assignment                                            转让

This Agreement is personal to HC and may not be assigned in any way by HC without the prior written consent of the Company.  Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HC and upon the successors and assigns of the Company.

这个合同是专门给海顿公司的，如果没有天银公司事先的书面同意不能被海顿再转让给任何其他第三方。在上述的规定下，任何此合同规定的权利责任应该保证而且应该给与海顿公司的继承人，后继者或者海顿公司制定的有关方。

VIII.            Confidentiality                                           保密

Except as required by law or court order, HC will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HC or which hereinafter may become known to HC and HC shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of Tianyin.  For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

除了被法律或者法院判决规定，海顿将保证天银公司将不会将海顿公司知道或者将要知道的任何交易秘密，保密信息或者知识产权信息透露给任何其他人，公司或者其他实体，除非获得天银公司的书面事先的允许。为了这个合同的原因，“trade secrets or confidential or proprietary information”包括独特的关于天银公司的信息包括但不限制与天银的生意和它不被公众知道的信息

IX.         Default                                                                失责

9.1             Except for a claim or controversy arising under Section 6 of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in Florida in accordance with the rules of the American Arbitration Association.  The decision of the Arbitrator shall be binding and conclusive upon the parties.  Each party shall pay its own costs and expenses in any such arbitration.  The parties shall share the costs of filing fee for the arbitration and the fees of the arbitrators equally.

除根据第6条本协议索赔或所引起的争议，任何因为此协议其他条款索赔或所引起的争议，任何一方在此选择，根据议事规则的美国仲裁协会决定在佛罗里达州通过仲裁。仲裁人的仲裁须有约束力的和决定性。每一方应负担自己的成本和费用。有关各方应共同承担申请费，仲裁费用。

9.2      In the event that HC commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HC to comply with, or restrain HC from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HC in default hereunder and to terminate this Agreement and any further payments hereunder.

在万一HC的任何实质性违反本协议的任何条款，天银公司在此诚意决定，该公司可借强制行动，迫使HC的遵守，或限制HC的违反这样的条文，并此外，并不能作为替代，该公司应有权宣布HC的违约，并终止本协定的任何进一步的款项。

9.3            Since HC must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HC, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HC (or any material omission by the Company that caused such supplied information to be materially misleading).

既然海顿在任何时候都必须依靠公司官员董事，代理人，雇员提供信息的准确性和完整性，天银公司同意对于该公司给海顿的任何实质错误信息（或任何遗漏材料，由该公司说，造成这种供应信息受到重大的误导） 引起的任何诉讼或诉讼可能出现的失控由公司提供费用对海顿的人员，代理人，员工赔偿，并进行无害化。

X.     Severability and Reformation                                                                                                可服务性

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

如果本协议的任何条款，是非法的，无效的，或根据当前或未来的法律难以执行，本协议理解和执行时应完全分割这种非法的，无效或无法执行的条文，作为本协议从来没有的一部份，其余条文的规定，将继续充分有效，并不会受这些非法的，无效的，或者是无法执行的条文影响。但在任何此类事件，本协定有效的部分被视法律上是允许的。

XI.    Notices                                           通告

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at Chengdu, Sichuan Province and in the case of HC, be mailed to Hayden Communications International, Inc., 7582 Windermere Court, Lake Worth, FL 33467.

任何由本协定要求的告示，应（一）以书面形式作出，并且必须是有手递的传送方式包括已经有足够邮资的注册邮件，收信确认，（包括主要特快专递公司，如联邦快递公司和Airborne公司） ， （二）应被视为视为收到，及（三）如果邮寄给其主要在四川成都办事处或者海顿公司在 Hayden Communications International, Inc., 7582 Windermere Court, Lake Worth, FL 33467.

XII.      Miscellaneous                    其他

12.1      This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

本协定不得更改，除非由双方书面签署并发表。

12.2      This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

本协议构成整个了解当事人之间的理解此协议的主题而且所有其他关于此主要主题的其他事项从属于此主题。

12.3	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

此协议应该受佛罗里州的法律达管辖

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.
AGREED:

以昭信守，各方都签这个咨询协议之日开始执行
同意

Hayden Communications International, Inc.	Chengdu Tianyin Pharmaceutical Co. Ltd.
海顿咨询国际公司	海顿咨询国际公司

By: ________________________	By: _________________________________
Matthew M. Hayden, President	Dr. Guoqing Jiang, MD, Chairman and CEO

Date: _______________________	Date: ______________________